    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 2003



                                                     REGISTRATION NO. 333-100725

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             METAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        94-2835068
        (State or other jurisdiction of                          (I.R.S. Employer
         incorporation or organization)                        Identification No.)

                             ---------------------
                             METAL MANAGEMENT, INC.
                         500 N. DEARBORN ST., SUITE 405
                               CHICAGO, IL 60610
                                 (312) 645-0700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                ROBERT C. LARRY
                            CHIEF FINANCIAL OFFICER
                             METAL MANAGEMENT, INC.
                         500 N. DEARBORN ST., SUITE 405
                               CHICAGO, IL 60610
                                 (312) 645-0700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                              Copies requested to:
                           E. WILLIAM BATES, II, ESQ.

                              KING & SPALDING LLP

                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 556-2100
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED JANUARY 23, 2003


PROSPECTUS

                             METAL MANAGEMENT, INC.

                           -------------------------


                        1,807,500 SHARES OF COMMON STOCK


                           -------------------------


     This prospectus relates to up to 1,807,500 shares of our common stock which may be sold from time to time by the selling securityholders identified in this prospectus. We will not receive any of the proceeds from the sale of the common stock.



     Our common stock is listed on the OTC Bulletin Board under the symbol "MLMG." The shares are being sold at the market by the selling securityholders. On January 21, 2003, the last sales price of our common stock as reported on the OTC Bulletin Board was $5.35 per share.



     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF THESE RISKS.


                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


                  The date of this prospectus is      , 2003.

                               TABLE OF CONTENTS


Summary.....................................................   1
Risk Factors................................................   2
Use of Proceeds.............................................   3
Selling Stockholders........................................   3
Plan of Distribution........................................   6
Legal Matters...............................................   8
Experts.....................................................   8
Where You Can Find More Information.........................   8

                               PROSPECTUS SUMMARY



                             METAL MANAGEMENT, INC.



     We are one of the largest full-service metals recyclers in the United States, with recycling facilities located in 13 states. We enjoy leadership positions in many major metropolitan markets, including Birmingham, Chicago, Cleveland, Denver, Hartford, Houston, Memphis, Newark, Phoenix, Salt Lake City, Toledo and Tucson. We have a 28.5% equity ownership position in Southern Recycling, L.L.C., the largest scrap metals recycler in the Gulf Coast region. We also hold important market positions in several product segments, including stainless steel, copper and aluminum generated from utilities, telecommunication providers and titanium and other high-temperature nickel alloys for the aerospace industry.


     We have achieved a leading position in the metals recycling industry primarily by implementing a national strategy of completing and integrating regional acquisitions. In making acquisitions, we have focused on major metropolitan markets where prime industrial and obsolete scrap (automobiles, appliances and industrial equipment) is readily available and from where we believe we can better serve our customer base. In pursuing this strategy, we have acquired regional platform companies to serve as platforms into which subsequent acquisitions could be integrated. We believe that through the integration of our acquired businesses, we have enhanced our competitive position and profitability of the operations because of broader distribution channels, improved managerial and financial resources, greater purchasing power and increased economies of scale.

     Our operations consist primarily of the collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers and processors of other metals. We collect industrial scrap and obsolete scrap, process it into reusable forms and supply the recycled metals to our customers, including electric arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. We believe that we provide one of the most comprehensive offerings of both ferrous and non-ferrous scrap metals in the industry. Our ferrous products primarily include shredded, sheared, cold briquetted, bundled scrap and other purchased scrap, such as turnings, cast and broken furnace iron. We also process non-ferrous metals, including aluminum, copper, stainless steel, brass, titanium and high-temperature alloys, using similar techniques and through application of our proprietary technologies.


     Our common stock, par value $.01 per share, is traded on the OTC Bulletin Board under the symbol "MLMG." Additionally, our Series A Warrants, par value $.01 per share, are traded on the OTC Bulletin Board under the symbol "MLMGW." On January 21, 2003, the last sales price of our common stock as reported on the OTC Bulletin Board was $5.35 per share. We are incorporated in Delaware. Our principal executive offices are located at 500 N. Dearborn St., Suite 405, Chicago, IL 60610, and our telephone number is (312) 645-0700.



                                  THE OFFERING



Common stock offered hereby.........     1,807,500 shares(1)



Common stock outstanding as of
December 31, 2002...................     9,982,090 shares



Common stock outstanding after
completion of the offering..........     11,789,590 shares(2)



Use of proceeds.....................     We will not receive any of the proceeds
                                         from the sale of any common stock in
                                         this offering.



OTC Bulletin Board symbol...........     "MLMG"

---------------


(1) Includes 987,500 shares that have been or may be issued upon the exercise of our Series B Warrants, 500,000 shares that have been or may be issued upon the exercise of our Series C Warrants, 60,000 shares that have been or may be issued upon exercise of warrants issued to certain of our directors, and 260,000 shares that have been or may be issued upon exercise of warrants issued to certain of our employees, which we collectively refer to in this prospectus as the "Warrants."



(2) Assumes exercise of all of the Warrants (not all of which are currently exercisable) and sale of all of the shares issued upon the exercise of the Warrants.

                                  RISK FACTORS



     Our executive officers and a small number of shareholders own a majority of our common stock and will be able to exert influence on our policies and affairs. Before and after completion of the offering, our executive officers and 5% shareholders will own over 52% of our outstanding common stock. As a result, such persons will have substantial influence over the election of our board of directors and the outcome of all other matters requiring shareholder approval. Such voting concentration may delay or prevent a change in control and could consequently adversely affect the market price for our common stock.



     Our stock price may be volatile due to a number of factors. From time to time, there may be significant volatility in the market price for our common stock. Our operating results and other factors affecting liquidity, changes in general economic conditions and the financial markets, or other developments affecting us or our competitors, could cause the market price for our common stock to fluctuate substantially.



     Our stock is thinly traded. Our common stock currently trades on the OTC Bulletin Board. Our stock is thinly traded. As a result, you may not be able to find a willing buyer for your common stock at the price or at the time that you desire. In addition, the liquidity of the trading market for our common stock and the market price quoted for our common stock may be adversely affected by changes in the overall market for equity securities generally. We have applied to have our common stock quoted on the Nasdaq National Market. We cannot assure you that we will achieve quotation on the Nasdaq National Market or that, if we do, it will materially change the trading characteristics of our common stock.



INFORMATION REGARDING FORWARD-LOOKING STATEMENTS



     This prospectus may include or incorporate by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, including statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future and may be identified by the use of words (or the negative thereof) such as "believe," "intend," "anticipate," "expects" and other words of similar import. These words indicate "forward-looking statements" and are thus prospective. These statements reflect our current expectations regarding:



     - our future profitability and liquidity and that of our subsidiaries,



     - the benefits to be derived from the execution of our industry consolidation strategy, and



     - other future developments in our business or the scrap metals recycling industry.



     Forward-looking statements may include statements relating to:


     - our business development activities;

     - sales and marketing efforts;

     - the status of material contractual arrangements including the negotiation or re-negotiation of such arrangements;

     - future capital expenditures;

     - the effects of regulation and competition on our business and future operating performance;

     - the results, benefits and risks associated with integration of acquired companies; and

     - the likely outcome and the effect of legal proceedings on our business and operations and/or the resolution or settlement thereof.


     You should be aware that forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that our actual results may differ materially from those possible results discussed in the forward-looking statements as a result of various factors. Consequently, you should regard forward-looking statements only as our current plans, estimates and beliefs. All forward-looking statements and reasons why results may differ included or incorporated by reference in this prospectus are made as of the date of this prospectus, and we do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you decide to invest in shares of common stock you should be aware that various risks, which are described above in this "Risk Factors" section and under the heading "Risk Factors" in Part I, Item 1 of our most recent Form 10-K, filed with the SEC on June 13, 2002, as those risk factors may be amended, modified or supplemented in any future filing with the SEC, could cause our actual results to differ from what we have stated in any forward-looking statements.


                                USE OF PROCEEDS


     We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock in this offering, although we may receive up to approximately $13.8 million in connection with the issuance of the shares of common stock upon the exercise of the Warrants.


                              SELLING STOCKHOLDERS

     The shares of common stock being offered by the selling securityholders represent 1,807,500 shares that have been issued or are issuable upon exercise of the Warrants. We are registering the shares so that the selling securityholders may offer the shares for resale from time to time.


     The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists, for each selling securityholder, the number of shares of common stock held by such securityholder or issuable (pursuant to options or warrants) to such securityholder within 60 days of December 31, 2002. The third column lists the shares of common stock (representing shares issued or issuable upon exercise of the Warrants, including, in some cases, shares excluded from the second column because the related Warrants are not exercisable within 60 days of December 31, 2002) being offered by this prospectus by each selling securityholder. The fourth column assumes the sale of all of the shares offered by each selling securityholder. Each selling securityholder may sell all, some or none of his or her shares in this offering. See "Plan of Distribution."

                                                                                     NUMBER OF SHARES
                                                   NUMBER OF        SHARES TO BE    BENEFICIALLY OWNED
                                                     SHARES          OFFERED FOR    AFTER THE OFFERING
                                                  BENEFICIALLY       THE SELLING    ------------------
NAME OF                                          OWNED PRIOR TO     STOCKHOLDER'S   NUMBER OF
SELLING STOCKHOLDER                               THE OFFERING       ACCOUNT(+)      SHARES         %
-------------------                              --------------     -------------   ---------      ---
Robert Bonnes..................................         2,000(1)         4,000             --       *
Michael Collins................................        45,377(2)        70,000            377(2)    *
Albert Cozzi...................................       334,622(3)       395,000         77,955(3)    *
Frank Cozzi....................................       174,305(4)       185,000         55,138(4)    *
Gregory Cozzi..................................        61,284(5)        75,000         13,784(5)    *
Daniel Dienst..................................        25,000(6)        15,000         10,000(6)    *
John DiLacqua..................................        15,000(7)        15,000             --       *
Charlie Fritz..................................        19,625(8)        30,000            458(8)    *
Francis Garrigues..............................        22,500(9)        35,000             --       *
James Gill.....................................           776(10)        1,500             26(10)   *
Mike Henderson.................................         2,000(11)        4,000             --       *
Robert Larry...................................        86,666(12)      135,000             --       *
Kevin McGuinness...............................        15,000(13)       15,000             --       *
Michael Mitchell...............................        13,359(14)       20,000             26(14)   *
James Mosebach.................................           900(15)        1,500            150(15)   *
Ken Mueller....................................        21,667(16)       35,000             --       *
James Nathan...................................        36,261(17)       40,000          9,594(17)   *
Dennis O'Loughlin..............................        20,000(18)       30,000             --       *
Barry Panitz...................................        12,267(19)       17,500          1,434(19)   *
Monte Panitz...................................         2,500(20)        5,000             --       *
Amit Patel.....................................        18,410(21)       30,000             77(21)   *
Alan Perlman...................................        69,445(22)       35,000         46,945(22)   *
Ronald Proler..................................        24,774(23)       25,000          8,107(23)   *
William Proler.................................        66,686(24)      100,000          4,186(24)   *
Alan Ratner....................................        53,459(25)       85,000            126(25)   *
Harold Rouster.................................        15,000(26)       15,000             --       *
Larry Snyder...................................        65,099(27)      100,000             99(27)   *
Brian Souza....................................         2,500(28)        5,000             --       *
John Tiziani...................................        15,348(29)       24,000             15(29)   *
Robert Triesch III.............................        34,906(30)       35,000         12,406(30)   *
Michael Tryon..................................       111,264(31)      170,000          1,264(31)   *
James Ustian...................................        22,500(32)       35,000             --       *
Stefanie Vaught................................        15,369(33)       20,000          2,036(33)   *


---------------

  *  less than 1%


  + Number of shares may be higher due to inclusion of shares issuable upon exercise of Warrants not currently exercisable or exercisable until at least 61 days after the date of this table.



 (1) Does not include 2,000 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



 (2) Michael Collins is the President of Metal Management Ohio, Inc. and a member of the Executive Committee. Includes 333 shares of common stock issuable upon exercise of Series A Warrants, which are not included in this offering. Does not include 25,000 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.

 (3) Albert Cozzi is the Chairman of the Board and Chief Executive Officer of the Company. Includes 64,518 shares of common stock issuable upon exercise of Series A Warrants, which are not included in this offering. Does not include 138,333 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



 (4) Frank Cozzi is a Vice President of the Company, President of Metal Management Midwest, Inc. and a member of the Executive Committee. Mr. F. Cozzi was previously a Director of the Company. Includes 43,978 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 65,833 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



 (5) Gregory Cozzi was previously a Director of the Company. Includes 12,162 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 27,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



 (6) Daniel Dienst is a Director of the Company. Mr. Dienst is a managing director of CIBC World Markets Corp. ("CIBC"), a company which represented the Official Committee of Unsecured Creditors in the Company's Chapter 11 bankruptcy proceedings. Professional fees paid to CIBC during the fiscal years ended March 31, 2002 and 2001 were approximately $2.6 million and $0.4 million, respectively.



 (7) John DiLacqua is a Director of the Company.



 (8) The Company rents a property, on which we operate a scrap yard, from Mr. Fritz. The property is rented on a month-to-month basis. The monthly rent paid by the Company to Mr. Fritz is $5,000. Includes 405 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 10,833 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



 (9) Does not include 12,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(10) Includes 23 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 750 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(11) Does not include 2,000 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(12) Robert Larry is Executive Vice-President, Finance, Secretary and Chief Financial Officer of the Company. Mr. Larry is also a member of the Executive Committee. Does not include 48,334 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(13) Kevin McGuinness is a Director of the Company.



(14) Includes 23 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 6,667 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(15) Includes 133 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 750 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(16) Does not include 13,333 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(17) Does not include 13,333 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(18) Does not include 10,000 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(19) Includes 1,266 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 6,667 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.

(20) Does not include 2,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(21) Amit Patel is Vice-President, Finance and Corporate Controller of the Company. Includes 69 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 11,667 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(22) Includes 1,537 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 12,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(23) Includes 7,153 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 8,333 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(24) William Proler is the President of Proler Southwest Inc. and a member of the Executive Committee. Mr. Proler was previously a Director of the Company. Includes 3,695 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 37,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(25) Alan Ratner is the President of Metal Management Northeast, Inc. and a member of the Executive Committee. Includes 111 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 31,667 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(26) Harold Rouster is a Director of the Company.



(27) Larry Snyder is Executive Vice-President, Non-ferrous of the Company and a member of the Executive Committee. Includes 88 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 35,000 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(28) Does not include 2,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(29) Includes 13 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 8,667 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(30) Includes 10,947 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 12,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(31) Michael Tryon is President and Chief Operating Officer of the Company and a member of the Executive Committee. Includes 233 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 60,000 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(32) Does not include 12,500 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.



(33) Stefanie Vaught is the Treasurer of the Company. Includes 32 shares of common stock issuable upon exercise of Series A Warrants which are not included in this offering. Does not include 6,667 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.


                              PLAN OF DISTRIBUTION


     We are registering the shares of common stock issued or issuable upon exercise of the Warrants to permit the resale of those shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock, although we may receive up to approximately $13.8 million in connection with the issuance of the shares of common stock upon exercise of the Warrants. We will bear all fees and expenses incident to the registration of the shares of common stock.


     The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,


     - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,



     - in the over-the-counter market,



     - in transactions otherwise than on these exchanges or systems or in the over-the- counter market,



     - through the writing of options, whether such options are listed on an options exchange or otherwise, or



     - by any other legally available means.


     If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. Our directors and executive officers are not permitted to make short sales under our Insider Trading Compliance Program.

     The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person.

Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     We will pay all expenses of the registration of the shares of common stock estimated to be $35,000 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or "blue sky" laws and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS


     Legal matters related to the issuance of the shares of common stock being offered by this prospectus will be passed upon for us by the law firm of King & Spalding LLP, New York, New York.


                                    EXPERTS


     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read, or copy, any document we file at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information can be obtained by mail from the Commission's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facility. In addition, our filings with the Commission are also available to the public on the Commission's internet website at http://www.sec.gov.


     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement.


     The registration statement, together with its exhibits and schedules, which we filed with the Commission, may also be reviewed and copied at the public reference facility of the Commission located at the address set forth above.


     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is complete:

     - Our Annual Report on Form 10-K for the fiscal year ended March 31, 2002 (File No. 0-14836);


     - Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002;

     - Our Current Report on Form 8-K filed with the SEC on August 13, 2002; and

     - The description of our common stock and our Series A Warrants, which is contained in our Registration Statement on Form 8-A filed with the SEC on August 23, 2001 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.


     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Investor Relations, Metal Management, Inc., 500 N. Dearborn St., Suite 405, Chicago, Illinois 60610. Telephone requests may be directed to (312) 645-0700.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee........................................   $   624
Legal fees and expenses.....................................   $20,000
Accounting fees and expenses................................   $ 5,200
Printing expenses...........................................   $ 5,000
Miscellaneous...............................................   $ 4,176
                                                               -------
  Total.....................................................   $35,000


     We will bear all of the costs and expenses of the offering of the common stock. The selling stockholders will not pay any of the expenses of the offering.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or
(d) for any transaction from which the director derived an improper personal benefit. Metal Management, Inc.'s Certificate of Incorporation provides that Metal Management, Inc.'s directors shall not be liable to the Company or its stockholders for breach of fiduciary duty as a director, except for liability arising out of clauses (a) through (d) in the preceding paragraph. The Certificate of Incorporation and Metal Management, Inc.'s by-laws further provide that Metal Management, Inc. shall indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, Metal Management, Inc. maintains director and officer liability insurance policies.

ITEM 16.  EXHIBITS


     4.1*    Form of Series B Warrant Agreement.
     4.2*    Form of Series C Warrant Agreement.
     4.3**   Form of Warrant to Purchase Shares of Common Stock of Metal
             Management, Inc. dated May 3, 2002 ("Director Warrant").
     4.4**   Form of Warrant to Purchase Shares of Common Stock of Metal
             Management, Inc. dated May 22, 2002 ("Employee Warrant").
     5.1     Opinion of King & Spalding LLP.
    23.1     Consent of PricewaterhouseCoopers LLP.
    23.2     Consent of King & Spalding LLP (Included in Exhibit 5.1
             filed herewith).


---------------

 * Incorporated by reference to Exhibits 10.14 and 10.15 of the Company's Annual Report on Form 10-K for the year ended March 31, 2001.


** Previously filed.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois on January 23, 2003.


                                          METAL MANAGEMENT, INC.

                                          By:      /s/ ALBERT A. COZZI
                                            ------------------------------------
                                          Name: Albert A. Cozzi

                                          Title: Chairman of the Board and Chief
                                             Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 23rd day of January, 2003.



                    SIGNATURE                                              TITLE
                    ---------                                              -----

               /s/ ALBERT A. COZZI                       Director, Chairman of the Board and Chief
 ------------------------------------------------     Executive Officer (Principal Executive Officer)
                 Albert A. Cozzi



               /s/ MICHAEL W. TRYON                        President and Chief Operating Officer
 ------------------------------------------------
                 Michael W. Tryon



               /s/ ROBERT C. LARRY                      Executive Vice President, Finance and Chief
 ------------------------------------------------     Financial Officer (Principal Financial Officer)
                 Robert C. Larry



                /s/ AMIT N. PATEL                          Vice President, Finance and Controller
 ------------------------------------------------              (Principal Accounting Officer)
                  Amit N. Patel



                        *                                                 Director
 ------------------------------------------------
                 Daniel W. Dienst



                        *                                                 Director
 ------------------------------------------------
                 John T. DiLacqua



                        *                                                 Director
 ------------------------------------------------
               Kevin P. McGuinness



                        *                                                 Director
 ------------------------------------------------
                Harold J. Rouster



               /s/ ROBERT C. LARRY
 ------------------------------------------------
                *Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                        DESCRIPTION OF EXHIBITS
 -------                      -----------------------
      4.1*  Form of Series B Warrant Agreement.
      4.2*  Form of Series C Warrant Agreement.
      4.3** Form of Warrant to Purchase Shares of Common Stock of Metal
            Management, Inc. dated May 3, 2002 ("Director Warrant").
      4.4** Form of Warrant to Purchase Shares of Common Stock of Metal
            Management, Inc. dated May 22, 2002 ("Employee Warrant").
      5.1   Opinion of King & Spalding LLP.
     23.1   Consent of PricewaterhouseCoopers LLP.
     23.2   Consent of King & Spalding LLP (Included in Exhibit 5.1
            filed herewith).


---------------

 * Incorporated by reference to Exhibits 10.14 and 10.15 of the Company's Annual Report on Form 10-K for the year ended March 31, 2001.


** Previously filed.